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                                                                  EXHIBIT (p)(1)

                    ASTER INVESTMENT MANAGEMENT COMPANY, INC.
                                       AND
                               MERIDIAN FUND, INC.
                                 Revised 12/1/04
                                 CODE OF ETHICS

                                  INTRODUCTION

      This Code of Ethics, (the "Code") has been adopted by Aster Investment Management Company, Inc. ("AIM, Inc."), and Meridian Fund, Inc. (the "Fund") to set forth standards of conduct, to provide rules for directors, officers and supervised persons with respect to their personal securities transactions and to ensure compliance with applicable federal securities laws. AIM, Inc. and Meridian Fund, Inc. , in accordance with Rule 204A-1 under the Advisers Act and Rule 17j-1 under the Investment Company Act of 1940 (the "1940 Act")have each adopted this Code of Ethics.

      I have read and agree to comply with the Code of Ethics of AIM, Inc. and Meridian Fund, Inc.

________________________________            ____________________________________
Print Name                                  Signature

________________________________
Date

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                   ASTER INVESTMENT MANAGEMENT COMPANY, INC.,
                                       AND
                               MERIDIAN FUND, INC.

                                 Code of Ethics

                                  Introduction

            This Code of Ethics (the "Code") has been adopted by Aster Investment Management Company, Inc., ("AIM, Inc.") and Meridian Fund, Inc. (the "Fund") to set forth standards of conduct, to provide rules for directors, officers and supervised persons with respect to their personal securities transactions and to ensure compliance with applicable federal securities laws. AIM, Inc. and the Fund are each required to adopt a code of ethics in accordance with Rule 204A-1 of the Advisers Act and Rule 17j-1 under the Investment Company Act of 1940 (the "1940 Act").

This Code is intended to serve as the required Code of Ethics for AIM, Inc. and the Fund. It also establishes policies and procedures for preventing insider trading by the personnel of AIM, Inc. and for preventing misuse of material, non-public information by those persons.

            AIM, Inc. is sometimes individually referred to as "the Adviser" or "Investment Adviser".

                                   Background

            The investment management industry is closely regulated under the provisions of the Advisers Act and the 1940 Act, and by the regulations and interpretations of the Securities and Exchange Commission (the "SEC") under those statutes. Transactions in securities are also governed by the provisions of the Securities Act of 1933 (the "Securities Act"), and the Securities Exchange Act of 1934 (the "Exchange Act") as well as by other federal and state laws. The rules of conduct set forth in this Code are based in large part-on rules of law and legal concepts developed under those statutes. These legal concepts do not remain static, and further developments of the law in these areas may be expected. The employees of AIM, Inc. and the Fund will conduct business so as to avoid not only any violation of law but also any appearance of violation or grounds for criticism.

                     Persons Subject to this Code of Ethics

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            Rule 204A-1 under the Advisers Act and Rule 17j-1 under the 1940 Act require that a code of ethics be established to set forth standards of conduct, to ensure compliance with applicable federal securities laws and to govern certain personal trading activities of directors, officers and supervised persons of an investment company and its adviser. These persons are referred to in this Code as Access Persons. The terms "Access Person" and "supervised persons" are more specifically defined later in this Code.

Separately, the Advisers Act requires under Rule 204-2 that "Advisory Representatives" of an adviser file quarterly reports of personal trading activities. Further, Section 204A of the Advisers Act requires investment advisers to adopt policies to prevent insider trading and the misuse of material, non-public information by their employees and other "Associated Persons". "Advisory Representative" and "Associated Persons" are defined later in this Code.

                                 Legal Concepts

            Important legal concepts under which the Advisers and the Fund conduct their businesses are described below.

            (a) Fiduciary Duty and Standards of Business Conduct. Investment advisers owe a fiduciary duty to their clients. This means a duty of loyalty, fairness, openness, integrity, honesty, trust and good faith toward clients, and a corresponding duty on the part of the Adviser not to do anything prejudicial to or in conflict with the interests of clients. This is a higher standard than that applicable to ordinary arm's length business transactions between persons who do not owe a fiduciary duty to the other parties. Fiduciary principles reflect the following: (1) the duty at all times to place the interests of the Fund's shareholders, and in the case of Access Persons of AIM, Inc., other advisory clients, first; (2) the requirement that all personal securities transactions be conducted consistent with the Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility; and (3) the fundamental standard that investment company and investment advisory personnel should not take inappropriate advantage of their positions.

            (b) Fraud and Deceit; Inside Information. The various securities laws contain broad provisions prohibiting fraud or deceit or "any manipulative or deceptive device or contrivance"

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in connection with securities transactions and giving of investment advice. It is under these broad general provisions that the SEC and private individuals have successfully brought many of the important cases in the securities field that have received so much publicity in recent years, including cases on improper use of material, non-public ("inside") information (as defined below). The Advisers Act requires investment advisers to adopt, maintain. and enforce written policies and procedures to prevent insider trading by directors, officers and employees. The policies and procedures in this Code are intended to meet this requirement. The Fund's directors, officers and employees and other participants in securities market activity are also prohibited from trading securities on the basis of insider information.

            (c) Underwriting, Manipulation. Although not discussed elsewhere in this Code, Access Persons should be extremely careful not to engage in any activities, particularly in connection with new offerings, that could be construed as participating as an underwriter in violation of the Securities Act. Care must always be taken to avoid market manipulation, which is strictly prohibited by law.

            These general prohibitions are basically the same as those in the federal securities laws, and are intended to reflect the expansive and flexible nature of the restrictions which are applicable to the activities of the Advisers and the Fund.

                           Scope of the Code of Ethics

                   The Code covers three general topic areas:

            First, it presents standards of business conduct that reflect the fiduciary obligations of the Fund, the Adviser and their supervised persons. This includes some broad prohibitions against fraudulent conduct in connection with the Fund or any other client of AIM, Inc. Because fraudulent conduct can take many forms as noted above, the Code cannot reasonably contain an all-inclusive list of actions or omissions.

            Second, the Code requires all supervised persons to comply with all applicable federal securities laws.

            Third, the Code includes specific rules, restrictions and reporting obligations with respect to personal securities transactions. These restrictions have been

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adopted for the purpose of better avoiding any conflicts of interest, or any appearances of conflicts of interest, between the securities trading which AIM, Inc. undertakes on behalf of Meridian Fund, Inc. and any other client and personal securities trading by the directors, officers and employees of AIM, Inc. and other persons subject to this Code. The rules are intended to better assure that trading on behalf of clients is given priority over trading for personal accounts, and that trading for personal accounts does not take place at a time which could adversely affect the trading for clients. These rules are also intended to better assure that the Advisers' personnel do not misuse material, non-public information concerning issuers or securities. This misuse might, for example, take the form of either personal securities trading or "tipping other persons concerning the material, non-public information.

            As required by the 1940 Act and the Advisers Act, certain persons covered by this Code are also required to file with AIM, Inc. or the Fund quarterly reports of their personal securities transactions. These reports will be reviewed by the Compliance Officer at AIM, Inc., or the Fund, as appropriate, to determine whether the information suggests any possible violation of this Code. These reports also are reviewed by the staff of the SEC when the SEC undertakes compliance examinations of AIM, Inc., or the Fund. In addition to better ensuring compliance with this Code, the reporting requirements serve to create greater consciousness of possible conflicts and, at the same time, provide a means to detect and correct possible problems.

The reporting system is an essential part of this Code and must be strictly adhered to, without exception.

            The following information is provided regarding other important aspects of the operation of the Code.

            Penalties. Under the various federal securities statutes, penalties that may be imposed for insider trading or other violations include civil liability for damages, temporary suspension or permanent prohibition from engaging in various aspects of the securities or investment advisory businesses and criminal penalties.

            Enforcement of the Code. The enforcement of these rules and procedures is the responsibility of the Compliance Officer of the Adviser and the Fund. The Compliance Officer shall be an officer or employee of AIM, Inc. and/or the Fund other than the

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President and may be the same person for both the Adviser and the Fund. The
Compliance Officer is responsible for ensuring that the rules and procedures as detailed in this Code are followed with respect to the Adviser and the Fund. The Compliance Officer need not be the same person as the Chief Compliance Officer of the Fund and/or the Adviser, but in such case will be responsible for promptly notifying the Chief Compliance Officer of all material violations of the Code. As this Code emphasizes, personal trading must always be carried on in good judgment and good faith. It is obvious that all possible situations cannot be covered by this Code and that under special circumstances exceptions may occasionally be appropriate. Any Access Person contemplating a transaction, or anyone who has any other question as to any part of this Code or the Adviser's policy should consult with the Compliance Officer. The Compliance Officer, if absent or unavailable, or as deemed appropriate, may refer the Access Person to an Officer, or a senior manager of the Adviser or the Fund for assistance in this regard.

            Code Violations. Access persons are required to report any violations of the Code of Ethics promptly to the Compliance officer, or in his/her absence, to the Chief Compliance Officer. A person charged with a violation of this Code will have the opportunity to meet with the Compliance Officer, at which time such person shall have the opportunity, orally or in writing, to deny any and all charges, set forth mitigating circumstances, and set forth reasons why the sanctions for any violations should not be severe. The Counsel to the Adviser and to the Fund shall be advised promptly of the initiation and outcome of anyenforcement actions hereunder.

            Upon determining that a material violation of this Code of Ethics has occurred, AIM, Inc. or the Fund as the case may be, may impose such sanctions as it deems appropriate, including, among other matters a letter of censure or suspension or termination of the employment of the violator. All material violations of this Code of Ethics and any sanctions imposed with respect thereto will be reported periodically (not less frequently than annually) to the board of directors of the Fund.

            This Code of Ethics includes requirements for an initial certification of securities holdings at the time of hire, pre-approval of personal securities trades, quarterly reports of personal securities transactions, and an annual certification of all personal securities holdings. Late reports, unreported transactions, unapproved transactions and repeated violations of the Code of Ethics are all bases upon which sanctions may be imposed as generally described above.

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Under certain circumstances, profits received by an Access Person in connection with unapproved securities transactions may have to be disgorged and paid over to Meridian Fund, Inc., and/or clients of the Adviser allocated proportionately, as appropriate and reasonable, based on their relative positions in the related securities.

1. Definitions.

1.1 "Access Person" (1940 Act, Rule 17j-1 and Advisers Act Rule 204A-1) means any director, officer, supervised person or Advisory Person of the Fund or of the Fund's investment adviser, where Advisory Person is defined as any employee of theFund or investment adviser (or any company in a control relationship to the Fund or investment adviser) who, in connection with his or her regular functions or duties, makes securities recommendations, participates, in, or has access to non-public information regarding the purchase or sale of securities by the Fund or other clients of the Adviser, or whose functions relate to the making of any recommendations with respect to the purchases or sales. Further, Advisory Person includes any natural person in a control relationship to the Fund or investment adviser who obtains non-public information concerning recommendations made to the Fund with regard to the purchase or sale of securities by the Fund.

      1.2 "Advisory Representative"(Advisers Act, Rule 2042 (a) 12 (iii) ) means: any officer or director of the Adviser; any employee of the Adviser who makes or participates in making any recommendation, or whose functions or duties relate to the determination of which recommendations are made. Additionally, Advisory Representative includes any of the following persons who, in connection with their duties, obtain any information concerning which securities are being recommended prior to the effective dissemination of such recommendations:
(I)employees of the Investment Adviser, (II) any person in a control relationship to the Investment Adviser, (III)any affiliated person of such controlling person and (IV) any affiliated person of such affiliated person.

      1.3 "Affiliated Person" of another person(1940 Act, Section 2(a)(3)) means

            (a) any person directly or indirectly owning, controlling, or holding with power to vote, 5% or more of the outstanding voting securities of such other person;

            (b) any person 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled,

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or held with power to vote, by such other person;

            (c) any person directly or indirectly controlling, controlled by, or under common control with, such other person; and

            (d) any officer, director, partner, co-partner or employee of such other person.

      1.4 "Associated Person" (Advisers Act, Section 202(a)(17)) means any officer or director of AIM, Inc. (or any person occupying a similar status performing similar functions), any person directly or indirectly controlling, controlled by, or under common control with AIM, Inc. or any employee thereof.

      1.5 "Investment Personnel" (1940 Act, Rule 17j-7) means any employee of the Fund or the Advisers who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund. It also includes any natural person who controls the Fund or Adviser and who obtains information concerning recommendations made regarding the purchase or sale of securities by the Fund.

      1.6 "Beneficial Ownership"(Advisers Act Section 16a1(a)(2)) shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Exchange Act.

            In general, a person is considered to have "beneficial ownership" of securities when that person (a) has the power to dispose of or to vote such securities, and (b) when that person has a pecuniary (i.e., economic) interest in the securities.

      1.7 "Control", as defined in Section 2(a)(9) of the 1940 Act, means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Any person who owns beneficially, either directly or through one or more controlled companies, more than 25% of the voting securities of a company is presumed to control such company.

      1.8 "Disinterested Director" means a director of the Fund who is not an "interested person" of the Fund within the meaning of section 2(a)(19) of the 1940 Act.

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      1.9 "Security" shall have the meaning set forth in Section 2(a)(36) of the
1940 Act.

      1.10 "Purchase or Sale of a Security" includes, among other acts, the writing or acquisition of an option to purchase or sell a Security.

      1.11 "Insider" means an Access Person or Associated Person of AIM, Inc. or the Fund, or any Affiliated Person thereof, or any member of his or her immediate family. Additionally, a person is deemed an "Insider" if he enters into a special confidential relationship in the conduct of the affairs of AIM, Inc. or the Fund, or any Affiliated Person thereof, and as a result is given access to material, non-public information. Examples of such insiders include accountants, consultants, advisors, attorneys, bank lending officers, and the employees of such organizations.

      1.12 "Insider Trading" includes the use of material, non-public information to trade in a Security (whether or not one is an Insider) or the communication of material, non-public information to others. While the meaning of the term is not static, "Insider Trading" generally includes:

            (a) trading in a Security by an Insider, while in possession of material, non-public information;

            (b) trading in a Security by a person who is not an Insider, while in possession of material, non-public information, where the information either was disclosed to such person in violation of an Insider's duty to keep it confidential or was misappropriated; and

            (c) communicating material, non-public information to any person, who then trades in a Security while in possession of such information.

      1.13 "Material information" means information for which there is a substantial likelihood that a reasonable investor would consider it important in making investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Examples of material information include information regarding dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals of agreements, major litigation, liquidation problems, and extraordinary management developments.

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      1.14 "Member of immediate family" means a person's spouse, children under the age of twenty-five years residing with such person, and any trust or estate in which such person or any other member of his immediate family has a substantial beneficial interest, unless neither such person nor any other member of his immediate family is able to control or participate in the investment decisions of such trust or estate.

      1.15 "Non-public information" means information that has not been effectively communicated to the market place.

      1.16 "Security held or to be acquired" by a registered investment company, e.g., Meridian Fund, Inc., or by any other client of AIM, Inc. means any Security which, within the most recent 15 days:

            (a) is or has been held by the Fund or any other client account of AIM, Inc.; or

            (b) is being or has been considered by AIM, Inc. for purchase by the Fund or any other client account.

            1.17 "Supervised Person" (Advisers Act Section 202(a)(25)) means any officer or director of AIM, Inc. and employees as well as other persons who provide advice on behalf of the Adviser and are subject to the Adviser's supervision and control.

            1.18 "Federal Securities Laws" means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under these statutes, the Bank Secrecy Act as it applies to mutual funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

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2. General Restrictions

      2.1 Restrictions Under Rule 17j-l(b) of the 1940 Act and Prohibited Transactions

            No Access Person, affiliated person of the Fund, or affiliated person of the Advisers may:

            (a) employ any device, scheme or artifice to defraud the Fund or any other client of AIM, Inc.;

            (b) make to the Fund or any other client of AIM, Inc. any untrue statement of a material fact or omit to state to such client a material fact necessary in order to make the statements made in light of the circumstances under which they are made, not misleading;

            (c) engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Fund or any other client of AIM, Inc.;

            (d) engage in any manipulative practice with respect to the Fund or any other client of AIM, Inc.; or

            (e) knowingly sell any security to the Fund or other clients or knowingly purchase any security from the Fund or any other client.

            Any violation of the above shall be considered a violation of this Code.

      2.2 Restrictions on Short-Term Trading. The Fund and AIM, Inc. believe that personal short-term trading may increase the risk of problems related to compliance under this Code. While the extent of trading is left to an individual's judgment consistent with his or her objectives and past trading practices, short-term trading activity will be periodically reviewed. All Investment Personnel and Associated Persons are on notice that such short-term trading practices are restricted, as detailed in section 4.2(b) of this Code. The Fund and AIM, Inc. will require such individuals to reduce or eliminate short-term trading activity in the case of any individual whose trading is deemed to be:

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                  (i) excessive, or

                  (ii) causing or giving the appearance of conflict of interest with the Fund's or any other client's account.

      2.3 Non-public Information. The following issues should be kept in mind when considering material, non public information:

            (a) An Insider shall use due care to ensure that material, non-public information remains secure and shall not divulge to any person any material, non-public information, except in the performance of his or her duties. For example, files containing material, non-public information should be sealed, and access to computer files containing material, non-public information must be restricted.

            (b) No Insider shall engage in Insider Trading, on his or her own behalf or on behalf of others.

            (c) No Access Person may use any material, nonpublic information, no matter how acquired, in his or her own transactions or in the discharge of his or her responsibilities to the Fund or any other client of AIM, Inc.

            (d) Information about actual purchase or sale decisions, contemplated purchases or sales, or other transactions under consideration by AIM, Inc. on behalf of the Fund or any other client, whether or not actually authorized, must be kept confidential. Access Persons shall not divulge to any person contemplated or completed securities transactions of the Fund or any other client of the Adviser, except in the performance of his or her duties, unless such information previously has become a matter of public knowledge. Research information on portfolio issues must not be divulged to persons who do not have a need to know such information in connection with their employment by AIM, Inc. or the Fund. In addition, information about clients is confidential and must not be disclosed. Access Persons must use care in keeping information confidential.

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            Questions regarding whether the information is material and/or non-public may be directed to the Compliance Officer. If the Compliance Officer is absent or unavailable, inquiries may be directed to an officer or senior manager of the Adviser or the Fund.

      3. Restrictions on Personal Securities Transactions.

      3.1 Direct or Indirect Beneficial Ownership. Purchases and sales of Securities (other than Securities, or transactions in Securities, described in sub-sections 3.2 or 3.3, below) by an Access Person for his or her own account, for the account of a member of his or her family or for any account in which such Access Person or a member of his or her family may have a direct or indirect beneficial ownership interest, are in certain cases subject to the personal securities transaction rules described in Section 4 below. Most of such transactions are also subject to the reporting requirements of Section 5 below.

      3.2 Reportable Securities. Reportable Security means a security as defined in section 202(a)(18) of the Advisers Act. However, notwithstanding subsection 3.1, trading in the following securities is exempted from the prior clearance requirements and other restrictions of Section 4 hereof:

            (a) Direct obligations of the Government of the United States;

            (b) Short-term money market instruments such as bankers' acceptances, repurchase agreements and commercial paper;

            (c) Bank certificates of deposit and bank deposit accounts; and

            (d) Money market funds;

            (e) Unit investment trust, if the unit investment trust is invested exclusively in unaffiliated mutual funds;

            (f) Shares of open-end investment companies registered under the 1940 Act, excluding Meridian Fund, Inc.'s funds. Access Persons may, without prior clearance,

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purchase and redeem the shares of other open-end mutual funds, including redemptions through the use of a checkwriting arrangement with the mutual fund. You should note, however, that quarterly reports required in Section 5 will have to include all transactions by an Access Person in the shares of Meridian Fund, Inc.'s funds, including purchases and redemptions (which includes redemptions through check writing). Purchases and redemptions of the shares of other open-end investment companies are exempt from the quarterly reporting requirement, but transactions in the shares of closed-end mutual funds and unit investment trusts that are not invested exclusively in unaffiliated mutual funds must be both pre-approved and reported quarterly.

      3.3 Exempted Transactions. Notwithstanding subsection 3.1, the following transactions are exempted from the prior clearance requirements and other restrictions of Section 4 hereof:

            (a) Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control.

            (b) Purchases or sales of securities which are not eligible for purchase or sale by the Fund or any other client of AIM, Inc.

            (c) Purchases or sales which are non-volitional.

            (d) Purchases which are part of an automatic investment or dividend reinvestment plan.

            (e) Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

            (f) Transactions by Access Persons who are participants in AIM, Inc.'s Profit Sharing Plan with respect to the investment options in such plan, including enrollments, contributions and transfers among investment options. Participants who have exercised their option to manage their share of the Profit Sharing Plan in self-directed accounts will still be subject to the prior

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clearance requirements and other requirements under Section 4.

            (g) Purchases or sales which receive the prior approval of the Compliance Officer on the basis that the potential for harm to the Fund or other clients of AIM, Inc. or the Fund is remote because the transactions would be very unlikely to affect market price or liquidity, or because they clearly are not related economically to the securities to be purchased, sold or held by the Fund or other clients of AIM, Inc.

            (h) Transactions resulting from a buy out/tender offer, as long as they are involuntary to the holder.

      3.4 Special Rule for Disinterested Directors.

            Notwithstanding any other provisions hereof, Disinterested Directors of the Fund are not subject to the requirements of Sections 2.2, 4 and 5 hereof. However, a Disinterested Director is subject to the quarterly reporting requirements of Section 5.1, if he or she knew, or, in the ordinary course of fulfilling his or her official duties as a Disinterested Director, should have known that during the 15-day period immediately preceding or after the date of the director's transaction in a security that such security was or was to be purchased or sold by the Fund or such purchase or sale by the Fund was considered by the Fund or AIM, Inc.

4. Restrictions on Personal Securities Transactions. 4.1 Prior Clearance Procedure.

            (a) Prior to effecting a transaction in a Reportable Security, (other than those Securities exempted under Sections 3.2 and 3.3 above), Investment Personnel must notify the Compliance Officer, or person(s) acting under the direction and authority of the Compliance Officer, of the proposed transaction in writing, including the name, title, and amount of the Security involved, using the Pre-Approval Form. The Compliance Officer, or person(s) acting under the direction and authority of the Compliance Officer shall a) confirm with the appropriate

                                       15
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portfolio manager that the security has not been traded within the past seven calendar days, and is not under consideration for trading, and b) otherwise determine whether such proposed transaction would or would not be consistent with this Code. Such conclusion shall be promptly communicated in writing to the Access Person making such request, at which point the Access Person may execute the trade if approved. Any approval which is granted will be good for one business day only, following which the approval will no longer be valid and Investment Personnel will be required to reapply for approval if the pre-approved transaction has not been executed. Absent extraordinary circumstances, no such person shall be deemed to have violated this Code for effecting a securities transaction if such person has been advised in writing by the Compliance Officer, or person(s) acting under the direction and authority of the Compliance Officer that the transaction would be consistent with this Code. The Fund and AIM, Inc. shall maintain written records of actions under this sub-section 4.1, which records shall be made available in the manner required by Rule 17j-1 of the 1940 Act and Rule 204-2 of the Advisers Act.

            (b) Private Placement Transactions. The prior clearance procedure described in subsection (a) above includes transactions by Investment Personnel in a private placement. In connection with a private placement acquisition, the Compliance Officer and the portfolio manager will take into account, among other factors, whether the investment opportunity should be reserved for the Fund and its shareholders, or any other client of an Adviser,, and whether the opportunity is being offered to Investment Personnel by virtue of their position with the Fund or an Adviser. Such persons who have been authorized to acquire securities in a private placement will, in connection therewith, be required to disclose that investment if and when such persons take part in the Fund's, or any other client's subsequent investment in the same issuer. In such a circumstance, the determination by the Fund to purchase securities of that issuer will be subject to an independent review by personnel of the Adviser with no personal interest in the issuer.

      4.2 Limitations on Prior Clearance of Purchases and Sales of Securities.

            (a) Personal Trading Blackout Periods. Investment

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Personnel may not be granted prior clearance to execute a securities transaction on a day during which the Fund or another client account has a pending "buy" or "sell" order in that same security until that order is executed or withdrawn. In addition, Investment Personnel may not buy or sell a security within at least seven calendar days before and after the Fund or another client account has traded in that security. In addition to any other sanctions that may be imposed, any profits realized by Investment Personnel on trades within these periods must be disgorged by such person to the benefit of the Fund and/or any other clients of the Adviser.

            (b) Restrictions on Short-Term Trading. In addition to the blackout periods described above in subsection (a), Investment Personnel will not be allowed to purchase and sell, or sell and purchase, the same (or equivalent) securities within sixty (60) calendar days. the event that this restriction is violated absent extraordinary approval received in accord with this Code of Ethics, any profits realized on such "short-term" trades will be required to be disgorged to the benefit of Meridian Fund, Inc. and/or any other clients of the Adviser.

      4.3 Other Transactions and Restrictions.

            (a) Short Sales. Short sales are permitted by Investment Personnel provided the requirements of this Section 4 are met.

            (b) Convertible Securities and Commodity or Securities Derivatives. The foregoing restrictions in this Section 4 also apply to any purchase or sale of a security which is convertible into, exchangeable or exercisable for a security, securities, index or commodity that is being purchased or sold, or is actively being considered for, purchase or sale, for the Fund and/or any other client account of the Adviser.

            (c) Purchases of Securities During an Initial Public Offering. Investment Personnel are prohibited from acquiring any securities in an initial public offering (IPO) or "hot issue". This restriction is imposed in order to preclude any possibility of Investment Personnel profiting improperly from their position on behalf of the Fund and/or any other client account of the Adviser.

            (d) Service as a Director. Access Persons of the Adviser are prohibited from serving on the boards of directors of publicly traded companies, absent prior authorization in accord with the general procedures with this Code of Ethics relating to personal securities transactions. The consideration of prior authorization will be based upon a determination that the board service would be consistent with the interests of the Fund and its shareholders, or any other clients of the Adviser. In the event that board service is authorized, Access Persons serving as directors should expect to be isolated from other Access Persons making investment decisions with respect to the securities of the company in question, through the use of "Chinese Wall" or other appropriate procedures to be considered and placed into effect at the time.

5. Reporting and Certification Requirements.

      5.1 Quarterly Reports. Records of the personal securities transactions described in Section 3 must be prepared and filed by each Access Person with the Compliance Officer within thirty calendar days after the end of each calendar quarter. Each report submission must be dated and contain the following information:

            (a) the date of the transaction, the title and type of security, the ticker symbol or CUSIP, the interest rate and maturity date (if applicable) the number of shares and the principal amount of each security involved;

            (b) the nature of the transaction (e.g., purchase, sale, or any other type of acquisition or disposition);

            (c) the price of the security at which the transaction was effected; and

            (d) the name of the broker, dealer or bank with or through whom the transaction was effected.

            If no transactions have occurred during the period, the report shall indicate this.

            The Compliance officer's personal trading must be reviewed by a Vice President or other officer of the Adviser and the Fund or in their absence the President of the Adviser and the Fund. The results of the quarterly reporting and review procedure and the related documentation must be reviewed by a Vice President or other officer of the Adviser and the Fund or in their absence the President of the Adviser and the Fund. These reviews will be documented by the reviewing party.

            At the option of the reporting person, the SEC allows the quarterly report to contain a statement declaring that the reporting of any transaction is not to be construed as an admission by the reporting person that he or she has any direct or indirect beneficial ownership in the security_ Using that disclaimer language may be useful in an unclear situation to avoid a potential risk in not reporting a transaction while at the same time avoiding prejudicing any position the person may take or later seek to take with respect to ownership status.

      5.2 Reports of Violations. In addition to the quarterly reports required under this Section 5, Associated Persons and Access Persons promptly shall report any transaction which is, or might appear to be in violation of this Code. Such report shall contain the information required in quarterly reports filed pursuant to sub-section 5.1.

      5.3 Exemptions from Quarterly Reporting. Quarterly Reports are not required with respect to any of the following:

            (a) transactions in securities which are direct obligations of the United States;

            (b) transactions in securities of registered open-end investment companies other than Meridian Fund, Inc's funds;

            (c) transactions over which the reporting person does not have any direct or indirect influence or control;

            (d) transactions by Access Persons who are participants in AIM, Inc.'s Profit Sharing Plan with respect to the investment options in such plan, including enrollments, contributions and transfers among investment options, unless the participant's share of the Profit Sharing Plan is maintained in a self-directed investment account over which the participant has investment discretion.

            Please note that there are categories of securities, or particular transactions, which are not subject to the restrictions of Section 4 above (e.g., purchases under an automatic dividend reinvestment plan) but which are subject to the reporting requirements of this

 Section 5.

      5.4 Initial and Annual Disclosure of Personal Holdings. Upon becoming an Access Person of AIM, Inc.or the Fund, each Access Person will disclose no later than ten days after becoming an access person, in writing all personal securities holdings beneficially owned by the Access Person. The holdings report must be current as of a date not more than 45 days prior to the individual becoming an access person. In addition, each Access Person will submit on an annual basis an updated listing of those personal securities holdings. Forms for this purpose are available from the Compliance Officer, and are to be completed and returned to the Compliance Officer or person(s) acting under the direction and authority of the Compliance Officer. Forms need not be used if the report would duplicate information contained in account statements so long as the statements are presented no later than 30 days after the end of the year end. The annual updated lists are to be submitted no later than February 14 with a listing as of the immediately preceding December 31 yearend date.

            Each holding report must be dated and contain the following information:

            (a) The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the access person has any direct or indirect beneficial ownership;

            (b) The name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the access person's direct or indirect benefit.

            These lists are to include all personal securities holdings beneficially owned by the Access Person, which may include securities that are exempt from the prior clearance procedures in Section 4 and from the quarterly transaction reporting requirements in accord with Section 5.

      5.5 Administration of Code. On an annual basis, Meridian Fund, Inc. and AIM, Inc. must furnish to the Fund's board of directors, and the board of directors must consider, a written report that:

            (a) Describes any issues arising under the Code of Ethics or procedures since the last report to the board of directors, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations, and

            (b) Certifies that the Fund and AIM, Inc. as applicable, have adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

      5.6 Dissemination of the Code. Upon becoming an access person of AIM, Inc. or the Fund, each access person will be presented with a copy of the Code and will be required to sign a written acknowledgement that they have read the Code of Ethics in its entirety and agree to abide by its terms. As the Code is updated, revised or amended, all access persons will be presented with a copy of the updated or amended Code and will be required to sign a new written acknowledgement.

6. Other Rules.

      6.1 Gifts and Other Preferential Treatment. An Access Person may not in relation to the business of AIM, Inc. or the Fund, seek or accept from any broker or dealer, other financial institution or supplier or contractor to AIM, Inc. or the Fund:

            (a) any gifts of material value, or

            (b) any sort of preferential treatment from, or special arrangements with the institution or supplier.

            Any Access Person who receives an offer for a gift or bequest of material value from any such party should promptly report it to the Compliance Officer or person(s) acting under the direction and authority of the Compliance Officer. Questions regarding whether the value of a gift or other offer is material should be directed to the Compliance Officer. In his/her absence, questions may be directed to persons acting under the direction and authority of the Compliance Officer

      6.2 Finder's Fees. Access Persons of the Fund or the Adviser should not become involved in negotiations for corporate financing, acquisitions or other transactions for outside companies (whether or not held by the Fund or any other client of AIM, Inc.) without the prior permission of the Compliance Officer. Specifically, no finder's or similar fee in connection with any such transactions may be negotiated or accepted without prior permission.

7. Sanctions.

            Careful adherence to this Code is one of the basic conditions of employment or continued service as a director or officer, as the case may be, by AIM, Inc. and the Fund. As noted at the beginning of this Code, an Access Person is liable to be subject to sanctions for conduct inconsistent with this Code.

            In addition, as pointed out in the section entitled "Background" on page 1 of this Code, certain violations of this Code (including the late filing of quarterly reports) may also involve violation of laws, with the possibility of civil and/or criminal penalties. Among other matters, penalties for insider trading and misuse of material, non-public information include civil injunctions, treble damages, disgorgement of profits, jail sentences, fines for the person who committed the violation of up to three times the profit gained or loss avoided whether or not the person actually benefited and fines for the employer or other controlling person of up to $1 million or three times the amount of the profit gained or loss avoided.

8. Acknowledgement:

      I have read the Code of Ethics in its entirety and I agree to abide by the terms thereof.
_____________________________                                ___________________
Richard F. Aster, Jr.                                               Date

_____________________________                                ___________________
Michael S. Erickson                                                 Date

_____________________________                                ___________________
James B. Glavin                                                     Date

_____________________________                                ___________________
Michael Stolper                                                     Date

_____________________________                                ___________________
Herbert C. Kay                                                      Date

_____________________________                                ___________________
Ralph Cecchetini                                                     Date

_____________________________                                ___________________
Gregg B. Keeling                                                     Date

_____________________________                                ___________________
James O'Connor                                                       Date

_____________________________                                ___________________
Linda Newman                                                         Date

_____________________________                                ___________________
James England                                                        Date

_____________________________                                ___________________
Rob Ficarro                                                          Date

_____________________________                                ___________________
Larry E. Cordisco                                                    Date

_____________________________                                ___________________
Jesse Wilson                                                         Date

                    ** URGENT - CONFIDENTIAL - HAND CARRY **
                    ASTER INVESTMENT MANAGEMENT COMPANY, INC.
                                       AND
                               MERIDIAN FUND, INC.
                Pre-Approval for Employee Securities Transactions

Trade Instructions:

1.
2.
3.

Access Person:

     Print Name:   _______________________________________   Date:

     Signature:    _______________________________________   Time:

     Security:     _______________________________________   Buy/Sell:

     Notes:        _______________________________________   Phone Ext:

Portfolio Manager(Officer/VP) Use Only:

     Print Name:   _______________________________________    Date:_____________

     Signature:___________________________________________    Time:_____________

     Security Held:  Y  [ ]    N  [ ]      Portfolios:__________________________

     Considered for Purchase or Sale: Y [ ]  N  [ ]

     Issue Trade Last 7 Days:  Y [ ]  N  [ ]   Notes:

Compliance Officer use Only:

     Print Name:   _______________________________________  Date:_____________

     Signature:___________________________________________  Time:_____________

     Transaction                                            Employee
     Approved:  Y [ ]  N  [ ]                               Notified: Y[ ] N [ ]

  Notes:________________________________________________________________________